    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2003

                                            REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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                       ENTERPRISE PRODUCTS OPERATING L.P.
                       ENTERPRISE PRODUCTS PARTNERS L.P.
             (exact name of registrant as specified in its charter)

        DELAWARE                         1321                        76-0568220
        DELAWARE                         1321                        76-0568219
     (State or Other               (Primary Standard              (I.R.S. Employer
     Jurisdiction of           Industrial Classification         Identification No.)
    Incorporation or                 Code Number)
      Organization)

                             ---------------------

          2727 NORTH LOOP WEST                          RICHARD H. BACHMANN
       HOUSTON, TEXAS 77008-1037                        2727 NORTH LOOP WEST
             (713) 880-6500                          HOUSTON, TEXAS 77008-1037
     (Address, Including Zip Code,                         (713) 880-6500
  and Telephone Number, Including Area          (Name, Address, Including Zip Code,
                  Code,                           and Telephone Number, Including
  of Registrant's Principal Executive             Area Code, of Agent for Service)
                 Offices)

                             ---------------------
                                    COPY TO:

                                MICHAEL P. FINCH
                             VINSON & ELKINS L.L.P.
                             2300 FIRST CITY TOWER
                               1001 FANNIN STREET
                           HOUSTON, TEXAS 77002-6760
                                  713-758-2222
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    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF          AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED            NOTE(1)              PRICE(1)         REGISTRATION FEE
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6.375% Series B Senior Notes due
  2013..........................     $350,000,000             100%             $350,000,000           $32,200
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Guarantee by Enterprise Products
  Partners L.P..................          --                   --                   --                 --(2)
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(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

(2) The guarantee relates to the notes being registered, and no separate fee is payable pursuant to Rule 457(n) under the Securities Act of 1933.

    EACH REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED JANUARY 28, 2003
PROSPECTUS

                              ENTERPRISE PRODUCTS OPERATING L.P.
                                   OFFER TO EXCHANGE UP TO
[ENTERPRISE         $350,000,000 OF 6.375% SERIES A SENIOR NOTES DUE 2013
PRODUCTS          THAT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
PARTNERS L.P.                                1933
LOGO]
                                             FOR
                    $350,000,000 OF 6.375% SERIES B SENIOR NOTES DUE 2013
                  THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                          TERMS OF THE EXCHANGE OFFER

- We are offering to exchange up to $350,000,000 of our outstanding 6.375% Senior Notes due 2013 for another series of notes, which we will call exchange notes, with substantially identical terms, except that transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

- We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of exchange notes.

- The exchange offer expires at 5:00 p.m., New York City time, on           ,
  2003, unless extended. We do not currently intend to extend the exchange offer.

- Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

- The exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

    TERMS OF THE 6.375% SERIES B SENIOR NOTES OFFERED IN THE EXCHANGE OFFER

MATURITY

- The exchange notes will mature on February 1, 2013.

INTEREST

- Interest on the exchange notes is payable on February 1 and August 1 of each year, beginning August 1, 2003.

- Interest will accrue from January 22, 2003.

REDEMPTION

- We may redeem the exchange notes for cash, in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium.

RANKING

- The exchange notes, like the outstanding notes, will be the unsecured and unsubordinated obligations of Enterprise Products Operating L.P. and will be fully and unconditionally guaranteed by our parent, Enterprise Products Partners L.P. The exchange notes will rank equally in contractual right of payment with all of our other unsubordinated senior indebtedness.

GUARANTEE

- If we cannot make payment on the notes when they are due, our parent, Enterprise Products Partners L.P., has guaranteed the notes and must make payment instead.

                             ---------------------

PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                THE DATE OF THIS PROSPECTUS IS           , 2003.

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the Commission. In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal included in this prospectus as Annex A. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus, or the documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document, as the case may be.

                             ---------------------

                               TABLE OF CONTENTS

SUMMARY.....................................................         1
RISK FACTORS................................................         5
USE OF PROCEEDS.............................................         9
RATIO OF EARNINGS TO FIXED CHARGES..........................         9
EXCHANGE OFFER..............................................        11
DESCRIPTION OF EXCHANGE NOTES...............................        19
FEDERAL INCOME TAX CONSIDERATIONS...........................        31
PLAN OF DISTRIBUTION........................................        32
LEGAL MATTERS...............................................        33
EXPERTS.....................................................        33
WHERE YOU CAN FIND MORE INFORMATION.........................        33
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS............        34
LETTER OF TRANSMITTAL.......................................   ANNEX A

     Our parent, Enterprise Products Partners L.P., is a publicly traded limited partnership that conducts all of its business through us. Unless the context requires otherwise, references in this prospectus to "we," "us" or "our" are intended to refer to Enterprise Products Partners L.P., Enterprise Products Operating L.P. and our subsidiaries. When we use "Enterprise Products Partners" or "guarantor," we are referring to the guarantor of the outstanding notes and the exchange notes, Enterprise Products Partners L.P.

                                    SUMMARY

     This summary highlights information included or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. This prospectus includes information about the exchange offer and includes or incorporates by reference information about our business and our financial and operating data. Before deciding to participate in the exchange offer, you should read this entire prospectus carefully, including the financial data and related notes incorporated by reference in this prospectus and the "Risk Factors" section beginning on page 5 of this prospectus.

                                  THE COMPANY

     We are a leading North American midstream energy company that provides a wide range of services to producers and consumers of natural gas and natural gas liquids, or NGLs. NGLs are used by the petrochemical and refining industries to produce plastics, motor gasoline and other industrial fuels. Our asset platform in the Gulf Coast region, combined with our recently acquired Mid-America and Seminole pipeline systems, creates the only integrated natural gas and NGL transportation, fractionation, processing, storage and import/export network in North America. We provide integrated services to our customers and generate fee-based cash flow from multiple sources along our natural gas and NGL "value chain."

     Our executive offices are located at 2727 North Loop West, Houston, Texas 77008, and our telephone number is (713) 880-6500.

                                 EXCHANGE OFFER

     On January 22, 2003, we completed a private offering of the outstanding notes. As part of the private offering, we entered in a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable efforts to complete the exchange offer within 210 days plus 45 business days after the date we issued the outstanding notes. The following is a summary of the exchange offer.

Exchange Offer................   We are offering to exchange exchange notes for
                                 outstanding notes.

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on          , 2003, unless
                                 we decide to extend it.

Condition to the Exchange
Offer.........................   The registration rights agreement does not
                                 require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of outstanding notes would violate any applicable law or interpretation of the staff of the Commission.
                                 A minimum aggregate principal amount of
                                 outstanding notes being tendered is not a condition to the exchange offer.

Procedures for Tendering
Outstanding Notes.............   To participate in the exchange offer, you must
                                 follow the automatic tender offer program, or ATOP, procedures established by The Depository
                                 Trust Company, or DTC, for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an "agent's message" that is transmitted through ATOP and that DTC confirm that:

                                 - DTC has received instructions to exchange your notes; and

                                 - you agree to be bound by the terms of the letter of transmittal.

                                 For more details, please read "Exchange
                                 Offer -- Terms of the Exchange Offer" and
                                 "Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures....................   None.

Withdrawal of Tenders.........   You may withdraw your tender of outstanding
                                 notes at any time prior to the expiration date.
                                 To withdraw, you must submit a notice of withdrawal to exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read "Exchange
                                 Offer -- Withdrawal of Tenders."

Acceptance of Outstanding
Notes and Delivery of Exchange
Notes.........................   If you fulfill all conditions required for
                                 proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding note that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the exchange notes as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. Please read
                                 "Exchange Offer -- Terms of the Exchange
                                 Offer."

Fees and Expenses.............   We will bear all expenses related to the
                                 exchange offer. Please read "Exchange
                                 Offer -- Fees and Expenses."

Use of Proceeds...............   The issuance of the exchange notes will not
                                 provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to
Exchange Outstanding Notes....   If you do not exchange your outstanding notes
                                 in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax
Considerations................   The exchange of exchange notes for outstanding
                                 notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read "Federal Income Tax
                                 Considerations."

Exchange Agent................   We have appointed Wachovia Bank, National
                                 Association as exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows:

                                      Wachovia Bank, National Association
                                      Customer Information Center
                                      Corporate Trust Operations -- NC1153
                                      1525 West W.T. Harris Blvd., 3C3
                                      Charlotte, North Carolina 28288.

                                 Eligible institutions may make requests by facsimile at (704) 590-7628.

                          TERMS OF THE EXCHANGE NOTES

     The exchange notes will be identical to the outstanding notes, except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest and will contain different administrative terms. The exchange notes will evidence the same debt as the outstanding notes, and the same indenture will govern the exchange notes and the outstanding notes.

     The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please read "Description of Exchange Notes."

Issuer........................   Enterprise Products Operating L.P.

Securities Offered............   $350,000,000 principal amount of 6.375% Series
                                 B Senior Notes due 2013.

Interest Payment Dates........   Interest on the exchange notes will be paid
                                 semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2003.

Maturity......................   February 1, 2013.

Guarantee.....................   The exchange notes will be fully and
                                 unconditionally guaranteed by Enterprise
                                 Products Partners, as guarantor, on an
                                 unsecured and unsubordinated basis.

Optional Redemption...........   We may redeem the exchange notes for cash, in
                                 whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium. Please read "Description of Exchange Notes -- Optional Redemption."

Ranking.......................   The exchange notes will be our unsecured and
                                 unsubordinated obligations and will rank equally with all of our other existing and future senior unsubordinated indebtedness.
                                 Please read "Description of Exchange
                                 Notes -- Ranking."

Certain Covenants.............   We issued the outstanding notes, and will issue
                                 the exchange notes, under an indenture with Wachovia Bank, National Association, as trustee. The indenture covenants include a limitation on liens and a restriction on sale-leasebacks. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under
                                 "Description of Exchange Notes -- Certain
                                 Covenants."

Transfer Restrictions; Absence
of a Public Market for the
Notes.........................   The exchange notes generally will be freely
                                 transferable, but will also be new securities for which there will not initially be a market.
                                 There can be no assurance as to the development or liquidity of any market for the exchange notes.

Form of Exchange Notes........   The exchange notes will be represented by one
                                 global note. The global exchange note will be deposited with the trustee, as custodian for DTC.

                                 The global exchange note will be shown on, and transfers of such global exchange note will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

Same-Day Settlement...........   The exchange notes will trade in DTC's Same Day
                                 Funds Settlement System until maturity or redemption. Therefore, secondary market trading activity in the exchange notes will be settled in immediately available funds.

Trading.......................   We do not expect to list the exchange notes for
                                 trading on any securities exchange.

Trustee, Registrar and
Exchange Agent................   Wachovia Bank, National Association.

Governing Law.................   The exchange notes and the indenture will be
                                 governed by, and construed in accordance with, the laws of the State of New York.

                                  RISK FACTORS

     Please read "Risk Factors," beginning on page 5 of this prospectus, for a discussion of certain factors that you should consider before participating in the exchange offer.

                                  RISK FACTORS

     In addition to the other information set forth elsewhere or incorporated by reference in this prospectus, you should consider carefully the risks described below before deciding whether to participate in the exchange offer.

  AFTER INCURRING ADDITIONAL INDEBTEDNESS TO FINANCE THE MID-AMERICA AND SEMINOLE ACQUISITIONS, WE HAVE SUBSTANTIAL LEVERAGE THAT MAY RESTRICT OUR FUTURE FINANCIAL AND OPERATING FLEXIBILITY.

     Our leverage is significant in relation to our partners' capital. At September 30, 2002, on a pro forma basis after giving effect to our equity offerings in October 2002 and January 2003 and to the offering of the outstanding notes in January 2003, our total outstanding debt, which represented approximately 57.6% of our total capitalization, was approximately $2.1 billion. This debt includes $421.3 million outstanding under the term loan we incurred in July 2002 to finance the Mid-America and Seminole acquisitions, which will mature on July 30, 2003. For a description of our other debt obligations, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Our liquidity and capital resources -- Our debt obligations" in our Quarterly Report on Form 10-Q for the period ended September 30, 2002.

     Debt service obligations, restrictive covenants and maturities resulting from this leverage may adversely affect our ability to finance future operations, pursue acquisitions and fund other capital needs, and may make our results of operations more susceptible to adverse economic or operating conditions. Our ability to repay, extend or refinance our existing debt obligations and the notes and to obtain future credit will depend primarily on our operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control.

     We currently expect to meet our anticipated future cash requirements, including scheduled debt repayments, through operating cash flow, proceeds from this offering and the proceeds of one or more future equity or debt offerings. However, our ability to access the capital markets for future offerings may be limited by adverse market conditions resulting from, among other things, general economic conditions, contingencies and uncertainties that are difficult to predict and beyond our control. If we are unable to access the capital markets for future offerings, we might be forced to seek extensions for some of our short-term maturities or to refinance some of our debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which we might receive such extensions or additional bank credit could be more onerous than those contained in our existing debt agreements. Any such arrangements could, in turn, increase the risk that our leverage may adversely affect our future financial and operating flexibility.

  THE PROFITABILITY OF OUR OPERATIONS DEPENDS UPON THE SPREAD BETWEEN NGL PRODUCT PRICES AND NATURAL GAS PRICES.

     NGL product prices and natural gas prices are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

     - the level of domestic production;

     - the availability of imported oil and gas;

     - actions taken by foreign oil and gas producing nations;

     - the availability of transportation systems with adequate capacity;

     - the availability of competitive fuels;

     - fluctuating and seasonal demand for oil, gas and NGLs; and

     - conservation and the extent of governmental regulation of production and the overall economic environment.

     A decrease in the difference between NGL product prices and natural gas prices results in lower margins on volumes processed.

     Our Processing segment is directly exposed to commodity price risks, as we take title to NGLs and are obligated under certain of our gas processing contracts to pay market value for the energy extracted from the natural gas stream. We are exposed to various risks, primarily that of commodity price fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These pricing risks cannot be completely hedged or eliminated, and any attempt to hedge pricing risks may expose us to financial losses.

  THE PROFITABILITY OF OUR OPERATIONS DEPENDS UPON THE DEMAND AND PRICES FOR OUR PRODUCTS AND SERVICES.

     The products that we process are principally used as feedstocks in petrochemical manufacturing and in the production of motor gasoline and as fuel for residential and commercial heating. A reduction in demand for our products by the petrochemical, refining or heating industries, whether because of general economic conditions, reduced demand by consumers for the end products made with NGL products, increased competition from petroleum-based products due to pricing differences, adverse weather conditions, government regulations affecting prices and production levels of natural gas or the content of motor gasoline or other reasons, could adversely affect our results of operations.

     Ethane. Ethane is primarily used in the petrochemical industry as feedstock for ethylene, one of the basic building blocks for a wide range of plastics and other chemical products. Although ethane is typically separated from the natural gas stream at gas processing plants, if natural gas prices increase significantly in relation to NGL product prices or if the demand for ethylene falls, it may be more profitable for natural gas producers to leave the ethane in the natural gas stream to be burned as fuel than to extract the ethane from the mixed NGL stream for sale as an ethylene feedstock thereby reducing the volume of NGLs for fractionation.

     Propane. Propane is used both as a petrochemical feedstock in the production of ethylene and propylene and as a heating, engine and industrial fuel. The demand for propane as a heating fuel is significantly affected by weather conditions. The volume of propane sold is at its highest during the six-month peak heating season of October through March.

     Isobutane. Isobutane is predominantly used in refineries to produce alkylates to enhance octane levels and in the production of MTBE, which is used in motor gasoline. Accordingly, any action that reduces demand for motor gasoline in general or MTBE in particular may similarly reduce demand for isobutane. Further, we purchase a portion of the normal butane feedstock that we convert into isobutane for our merchant customers in the spot and import markets. On those occasions where the pricing differential between isobutane and normal butane is narrow, we may find it more economical to purchase isobutane on the spot market for delivery to customers than to process the normal butane in our inventory. We frequently retain the normal butane in our inventory until pricing differentials improve or until product prices increase. However, if the price of normal butane declines, our inventory may decline in value. During periods in which isobutane spreads are narrow or inventory values are high relative to current prices for normal butane or isobutane, our operating margin from selling isobutane will be reduced.

     MTBE. Our Octane Enhancement segment represents our minority investment in BEF, which currently produces methyl tertiary butyl ether, or MTBE. The production of MTBE is driven by oxygenated fuels programs enacted under the federal Clean Air Amendments of 1990, other legislation and by demand for MTBE as a source of octane and motor gasoline enhancement. On March 25, 1999, the Governor of California ordered the phase-out of MTBE in California based on allegations by several public advocacy and protest groups that MTBE contaminates water supplies, causes health problems and has not been as beneficial in reducing air pollution as originally contemplated. California's deadline for the complete phase-out of MTBE is December 31, 2003. At least twelve other states are following California's lead and either have banned or currently are considering legislation to ban MTBE. Congress also is contemplating a federal ban on MTBE. On April 25, 2002, the Senate approved an energy bill that in part would ban the use of MTBE within four years of enactment and require the use of ethanol as a substitute for MTBE. Several oil companies have taken an early initiative to phase out the production of MTBE in response to this legislative pressure and the possibility of additional groundwater contamination lawsuits. If MTBE is banned or if its use is significantly limited, the revenues we derive from our Octane Enhancement segment may be materially reduced or eliminated.

     Propylene. Propylene is sold to petrochemical companies for a variety of uses, principally for the production of polypropylene. Propylene is subject to rapid and material price fluctuations. Any downturn in the domestic or international economy could cause reduced demand for, and result in an oversupply of, propylene, which could cause a reduction in the volumes of propylene that we produce and expose our investment in inventories of propane/propylene mix to pricing risk due to requirements for short-term price discounts in the spot or short-term propylene markets.

  THE PROFITABILITY OF OUR OPERATIONS DEPENDS UPON THE AVAILABILITY OF A SUPPLY OF NGL FEEDSTOCK.

     Our profitability is materially impacted by the volume of NGLs processed at our facilities. A material decrease in natural gas production or crude oil refining, as a result of depressed commodity prices or otherwise, or a decrease in imports of mixed butanes, could result in a decline in the volume of NGLs delivered to our facilities for processing, thereby reducing revenue and operating income.

  OUR BUSINESS REQUIRES EXTENSIVE CREDIT RISK MANAGEMENT THAT MAY NOT BE ADEQUATE TO PROTECT AGAINST CUSTOMER NONPAYMENT.

     As a result of business failures, revelations of material misrepresentations and related financial restatements by several large, well-known companies in various industries over the last year, there have been significant disruptions and extreme volatility in the financial markets and credit markets. Because of the credit intensive nature of the energy industry and troubling disclosures by some large, diversified energy companies, the energy industry has been especially impacted by these developments, with the rating agencies downgrading a number of large energy-related companies. Accordingly, in this environment we are exposed to an increased level of credit and performance risk with respect to our customers. We cannot assure you that we have adequately assessed the creditworthiness of our existing or future customers or that there will not be an unanticipated deterioration in their creditworthiness, which could have an adverse impact on us.

 ACQUISITIONS AND EXPANSIONS MAY AFFECT OUR BUSINESS BY SUBSTANTIALLY INCREASING THE LEVEL OF OUR INDEBTEDNESS AND CONTINGENT LIABILITIES AND INCREASING OUR RISKS OF BEING UNABLE TO EFFECTIVELY INTEGRATE THESE NEW OPERATIONS.

     From time to time, we evaluate and acquire assets and businesses that we believe complement our existing operations. The Mid-America and Seminole acquisitions represent significant acquisitions for us, and, as a result, we may encounter difficulties integrating these acquisitions with our existing businesses and our other recent acquisitions without a loss of employees or customers, a loss of revenues, an increase in operating or other costs or other difficulties. In addition, we may not be able to realize the operating efficiencies, competitive advantages, cost savings or other benefits expected from these acquisitions. Any future acquisitions may require substantial capital or the incurrence of substantial indebtedness. As a result, our capitalization and results of operations may change significantly following an acquisition, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

 TERRORIST ATTACKS AIMED AT OUR FACILITIES COULD ADVERSELY AFFECT OUR BUSINESS.

     Since the September 11, 2001 terrorist attacks on the United States, the United States government has issued warnings that energy assets, including our nation's pipeline infrastructure, may be the future target of terrorist organizations. Any terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business. An escalation of political tensions in the Middle East and elsewhere, including the onset of United States military action or a declaration of war, could result in increased volatility in the world's energy markets and result in a material adverse effect on our business.

  WE HAVE A HOLDING COMPANY STRUCTURE IN WHICH OUR SUBSIDIARIES CONDUCT OUR OPERATIONS AND OWN OUR OPERATING ASSETS.

     We are a holding company, and our subsidiaries conduct substantially all of our operations and own substantially all of our operating assets. We have no significant assets other than the partnership interests and the equity in our subsidiaries. As a result, our ability to make required payments on the exchange notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit facilities and applicable state partnership laws and other laws and regulations. Pursuant to the credit facilities, we may be required to establish cash reserves for the future payment of principal and interest on the amounts outstanding under the credit facilities. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the exchange notes, we may be required to adopt one or more alternatives, such as a refinancing of the exchange notes. We cannot assure you that we would be able to refinance the exchange notes.

  WE DO NOT HAVE THE SAME FLEXIBILITY AS OTHER TYPES OF ORGANIZATIONS TO ACCUMULATE CASH, WHICH MAY LIMIT CASH AVAILABLE TO SERVICE THE EXCHANGE NOTES OR TO REPAY THEM AT MATURITY.

     Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash receipts adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating partnership in amounts the general partner determines in its reasonable discretion to be necessary or appropriate:

     - to provide for the proper conduct of our business and the businesses of our operating partnership (including reserves for future capital expenditures and for our anticipated future credit needs),

     - to provide funds for distributions to our unitholders and the general partner for any one or more of the next four calendar quarters, or

     - to comply with applicable law or any of our loan or other agreements.

Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units will decrease in direct correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize, to service the exchange notes or repay them at maturity. With respect to the four quarters ended September 30, 2002, we distributed $203.0 million to our unitholders.

  IF YOU DO NOT PROPERLY TENDER YOUR OUTSTANDING NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OUTSTANDING NOTES, AND YOUR ABILITY TO TRANSFER OUTSTANDING NOTES WILL BE ADVERSELY AFFECTED.

     We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery if the outstanding notes, and you should follow carefully the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

     If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so.

  IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE EXCHANGE NOTES, YOU MAY BE UNABLE TO SELL THE EXCHANGE NOTES OR TO SELL THE EXCHANGE NOTES AT A PRICE THAT YOU DEEM SUFFICIENT.

     The exchange notes will be new securities for which there currently is no established trading market. If a large number of holders of outstanding notes do not tender outstanding notes or tender outstanding notes improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could adversely affect the development of a market for these exchange notes.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the exchange notes are identical in all respects to the form and terms of the outstanding notes, except the exchange notes do not include certain transfer restrictions, registration rights or provisions for additional interest and will contain different administrative terms. Outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges for each of the periods indicated are as follows:

                                                                                     NINE MONTHS
                                                     YEARS ENDED DECEMBER 31,           ENDED
                                                 --------------------------------   SEPTEMBER 30,
COMPANY                                          1997   1998   1999   2000   2001       2002
-------                                          ----   ----   ----   ----   ----   -------------
Enterprise Products Partners L.P...............  2.11   1.16   5.80   6.27   5.30       1.81
Enterprise Products Operating L.P..............  2.13   1.16   5.86   6.34   5.34       1.84

     These computations include us and our subsidiaries, and 50% or less equity companies. For these ratios, "earnings" is the amount resulting from adding and subtracting the following items.

     Add the following:

     - pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;

     - fixed charges;

     - amortization of capitalized interest;

     - distributed income of equity investees; and

     - our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

     From the total of the added items, subtract the following:

     - interest capitalized;

     - preference security dividend requirements of consolidated subsidiaries;
       and

     - minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

     The term "fixed charges" means the sum of the following:

     - interest expensed and capitalized;

     - amortized premiums, discounts and capitalized expenses related to indebtedness;

     - an estimate of the interest within rental expenses (equal to one-third of rental expense); and

     - preference security dividend requirements of consolidated subsidiaries.

                                 EXCHANGE OFFER

     We sold the outstanding notes on January 22, 2003, pursuant to the purchase agreement dated as of January 16, 2003, by and among Enterprise Products Operating, Enterprise Products Partners, Enterprise Products GP, LLC and the initial purchasers named therein. The outstanding notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     In connection with the issuance of the outstanding notes, we and the initial purchasers entered into a registration rights agreement dated as of January 22, 2003. Pursuant to the registration rights agreement, we agreed to:

     - file with the Commission, no later than 120 days after the closing date of the offering of the outstanding notes, an exchange offer registration statement under the Securities Act for the exchange notes; and

     - use our reasonable efforts to cause the exchange offer registration statement for the exchange notes to become effective no later than 210 days after the closing date.

     When the exchange offer registration statement is effective, we will offer the holders of the outstanding notes who are able to make certain representations described below the opportunity to exchange their notes for the exchange notes in the exchange offer. The exchange offer will be open for a period of at least 20 business days, ending no later than 45 business days after the exchange offer registration statement becomes effective. During the exchange offer period, we will exchange the exchange notes for all outstanding notes properly surrendered and not withdrawn before the expiration date. The exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes will not apply to the exchange notes.

     Under existing interpretations by the staff of the Commission, the exchange notes generally will be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those exchange notes. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) by delivery of the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of such exchange notes. We have agreed to keep the exchange offer registration statement effective for up to 210 days following consummation of the exchange offer to permit resales of exchange notes acquired by broker-dealers in after-market transactions.

     If you wish to participate in the exchange offer, you will be required to make certain representations, including representations that:

     - any exchange notes received by you will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the outstanding notes or of the exchange notes; and

     - you are not an affiliate, as defined in Rule 405 under the Securities Act, of us, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If you are not a broker-dealer, you will be required to represent that you are not engaged in, and do not intend to engage in, the distribution of the exchange notes. If you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes.

     We have agreed that if:

     - we are not permitted to consummate the exchange offer because it is not permitted by applicable law or Commission policy;

     - because of any changes in law or in currently prevailing interpretations of the staff of the Commission, any holder (other than an initial purchaser holding outstanding notes acquired directly from us) advises us within 20 business days after the consummation of the exchange offer that it is not permitted to participate in the exchange offer;

     - any holder that participates in the exchange offer does not receive exchange notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of us or the guarantor) and requests us to include the notes in a shelf registration statement within 20 business days after the consummation of the exchange offer; or

     - any of the initial purchasers at the time of the exchange offer holds notes having, or likely to be determined to have, the status of an unsold allotment in the initial distribution and requests us to include those notes in a shelf registration statement within 20 business days after the consummation of the exchange offer, then we will file with the Commission a shelf registration statement covering resales of the outstanding notes within 90 days of the request by any affected holder of the outstanding notes. Holders who wish to sell their outstanding notes under the shelf registration statement must satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

     We will use our reasonable efforts to cause the shelf registration statement to become effective on or prior to 180 days after the receipt of the shelf registration request and to remain effective for a period ending on the earlier of:

     - the second anniversary of the closing date; or, if Rule 144(k) under the Securities Act is amended to provide a shorter restrictive period, such shorter period; or

     - until there are no longer outstanding any securities eligible for registration under the registration rights agreement.

     A holder of the outstanding notes that sells the outstanding notes pursuant to the shelf registration statement:

     - generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser of the outstanding notes;

     - will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales; and

     - will be bound by the provisions of the registration rights agreement applicable to that holder, including indemnification obligations.

     We will pay additional interest on the outstanding notes, over and above the stated interest rate, at a rate of 0.25% per year during the period any of the following conditions exist:

     - we have not filed the exchange offer registration statement or a shelf registration statement within 120 days following the closing date of the offering of the outstanding notes;

     - we have not filed a shelf registration statement within 90 days following a request to do so;

     - the exchange offer registration statement is not declared effective by the Commission within 210 days following the closing date of the offering of the outstanding notes;

     - a shelf registration statement is not declared effective within 180 days following the request to file it;

     - we have not issued exchange notes for all outstanding notes validly tendered in accordance with the terms of the exchange offer on or prior to 45 business days after the date on which the exchange offer registration statement was declared effective; or

     - the shelf registration statement has been declared effective but ceases to be effective.

     The foregoing circumstances under which we may be required to pay additional interest are not cumulative. In no event will the additional interest on the outstanding notes exceed 0.25% per year. Further, any additional interest will cease to accrue when all of the events described above have been cured or upon the expiration of the second anniversary of the closing date, or, if Rule 144(k) under the Securities Act is amended to provide a shorter restrictive period, the applicable shorter period. Any additional interest shall cease to accrue at any time that there are no notes outstanding that are subject to any registration rights under the registration rights agreement. The receipt of additional interest will be the sole monetary remedy available to a holder if we fail to meet these obligations.

     The description of the registration rights agreement contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreement that we filed with the Commission as an exhibit to the exchange offer registration statement of which this prospectus is a part.

RESALE OF EXCHANGE NOTES

     Based on no-action letters of the Commission staff issued to third parties, we believe that exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - such exchange notes are acquired in the ordinary course of your business; and

     - you do not intend to participate in a distribution of the exchange notes.

     The Commission, however, has not considered the exchange offer for the exchange notes in the context of a no-action letter, and the Commission may not make a similar determination as in the no-action letters issued to these third parties.

     If you tender in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you

     - cannot rely on such interpretations by the Commission staff; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act.

     This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the outstanding notes as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

TERMS OF THE EXCHANGE OFFER

     Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for exchange notes and only in denominations of $1,000 and integral multiples of $1,000.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange offer.

     As of the date of this prospectus, $350,000,000 in aggregate principal amount of the outstanding notes are outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding notes, and to all persons that we can identify as beneficial owners of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission. Outstanding notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

     If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read "-- Fees and Expenses" for more details regarding fees and expenses incurred in connection with the exchange offer.

     We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

EXPIRATION DATE

     The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless, in our sole discretion, we extend it.

EXTENSIONS, DELAYS IN ACCEPTANCE, TERMINATION OR AMENDMENT

     We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

     To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     If any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion

     - to delay accepting for exchange any outstanding notes,

     - to extend the exchange offer, or

     - to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Commission. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

     We will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under "-- Purpose and Effect of the Exchange Offer," "-- Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

     Additionally, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, or the TIA.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

PROCEDURES FOR TENDERING

     To participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. It is your responsibility to properly tender your outstanding notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

     If you have any questions or need help in exchanging your outstanding notes, please call the exchange agent whose address and phone number are described in the section of this prospectus entitled "Where You Can Find More Information."

     All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by a global certificate held by Cede & Co. for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

     By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

     There is no procedure for guaranteed late delivery of the outstanding notes.

     Determinations Under the Exchange Offer. We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date of the exchange offer.

     When We Will Issue Exchange Notes. In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

     - a book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

     - a properly transmitted agent's message.

     Return of Outstanding Notes Not Accepted or Exchanged. If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

     Your Representations to Us. By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any exchange notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     - you are not engaged in and do not intend to engage in the distribution of the exchange notes;

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver this prospectus, as required by law, in connection with any resale of the exchange notes; and

     - you are not our "affiliate," as defined in Rule 405 under the Securities Act.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the ATOP procedures.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under "-- Procedures for Tendering" above at any time on or prior to the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

     - Commission registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange notes for your outstanding notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act or unless the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

ACCOUNTING TREATMENT

     We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

OTHER

     Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                         DESCRIPTION OF EXCHANGE NOTES

     The exchange notes will be issued and the outstanding notes were issued under an Indenture dated as of March 15, 2000 among Enterprise Products Operating L.P., as issuer (the "Issuer"), Enterprise Products Partners L.P., as guarantor (the "Guarantor"), and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee (the "Trustee"), as supplemented by a supplemental indenture creating the exchange notes (the "Indenture").

     This Description of Exchange Notes is intended to be a useful overview of the material provisions of the exchange notes, the guarantee and the Indenture. Since this Description of Exchange Notes is only a summary, you should refer to the exchange notes, the guarantee and the Indenture, forms of which are available from us, for a complete description of our obligations and your rights.

     References in this Description of Exchange Notes to the "Issuer," "we" or "us" mean only Enterprise Products Operating L.P. and not its subsidiaries. References to the "Guarantor" mean only Enterprise Products Partners L.P. and not its subsidiaries. References to the "notes" in this section of the prospectus include both the outstanding notes issued on January 22, 2003 and the exchange notes.

     The exchange notes, together with the outstanding notes, will constitute a single series of debt securities under the Indenture for voting purposes. If the exchange offer is consummated, holders of outstanding notes who do not exchange their notes for exchange notes will vote together with the holders of the exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under the Indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of all outstanding debt securities issued under the Indenture or of a specified series of debt securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the holders of the outstanding notes and the exchange notes shall vote together as a single series for all such purposes. Accordingly, all references in this Description of Exchange Notes to specified percentages in aggregate principal amount of the outstanding notes shall be deemed to mean, at any time after the exchange offer for the outstanding notes is consummated, such percentage in aggregate principal amount of the outstanding notes and the exchange notes then outstanding. In addition to the outstanding notes, there are currently outstanding under the Indenture $350 million in aggregate principal amount of 8.25% Senior Notes due 2005 and $450 million in aggregate principal amount of 7.50% Senior Notes due 2011.

GENERAL

     The Notes.  The notes:

     - are general unsecured, senior obligations of the Issuer;

     - constitute a new series of debt securities issued under the Indenture and will be initially limited to an aggregate principal amount of $350 million;

     - mature on February 1, 2013;

     - are issued in denominations of $1,000 and integral multiples of $1,000;

     - are represented by one or more notes in global form registered initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC, and deposited with the Trustee as custodian for DTC. In certain circumstances the notes may be represented in definitive form; and

     - are fully and unconditionally guaranteed on an unsecured, unsubordinated basis by the Guarantor. See "-- Guarantee."

     Interest.  Interest on the notes will:

     - accrue at the rate of 6.375% per annum;

     - accrue from January 22, 2003 or the most recent interest payment date;

     - be payable in cash semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2003;

     - be payable to holders of record on the January 15 and July 15 immediately preceding the related interest payment dates; and

     - be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Payment and Transfer. Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its participants. Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee located at 50 Broad Street, Suite 550, New York, New York 10004).

     Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, payment of interest on the notes in definitive form may, at our option, be made at the principal corporate trust office of the Trustee or by check mailed directly to registered holders at their registered addresses or by wire transfer to an account designated by a registered holder.

     No service charge will be made for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes, and all references in this Description of Exchange Notes to "holders" mean holders of record, unless otherwise indicated.

     Replacement of Notes. We will replace any mutilated, destroyed, stolen or lost notes at the expense of the holder upon surrender of the mutilated notes to the Trustee or evidence of destruction, loss or theft of a note satisfactory to us and the Trustee. In the case of a destroyed, lost or stolen note, we may require an indemnity satisfactory to the Trustee and to us before a replacement note will be issued.

FURTHER ISSUANCES

     We may from time to time, without notice or the consent of the holders of the notes, create and issue further notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes), so that such further notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes.

OPTIONAL REDEMPTION

     The notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

     - 100% of the principal amount of the notes to be redeemed; or

     - the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 30 basis points;

     - plus, in either case, accrued interest to the date of redemption.

     Notes called for redemption become due on the date fixed for redemption (the "Redemption Date"). Notices of redemption will be mailed at least 30 but not more than 60 days before the Redemption Date to each holder of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the Redemption Date, the redemption price (or the method of calculating it) and the place(s) that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the Redemption Date. If less than all the notes are redeemed at any time, the Trustee will select the notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate.

     For purposes of determining the optional redemption price, the following definitions are applicable:

     "Treasury Yield" means, with respect to any Redemption Date applicable to the notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such Redemption Date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

     "Independent Investment Banker" means Wachovia Securities, Inc. (and its successors), or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to the Issuer.

     "Comparable Treasury Price" means, with respect to any Redemption Date, (a) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 p.m. on the third business day preceding such Redemption Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time, the average of the Reference Treasury Dealer Quotations obtained by the Trustee for such Redemption Date.

     "Reference Treasury Dealer" means (a) Wachovia Securities, Inc. (and its successors) and (b) one other primary U.S. government securities dealer in New York City selected by the Independent Investment Banker (each, a "Primary Treasury Dealer"); provided, however, that if either of the foregoing shall cease to be a Primary Treasury Dealer, the Issuer will substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date for the notes, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

RANKING

     The notes will be unsecured, unless we are required to secure them pursuant to the limitations on liens covenant described below under "-- Certain
Covenants -- Limitation on Liens." The notes will also be the unsubordinated obligations of the Issuer and will rank equally with all other existing and future unsubordinated indebtedness of the Issuer. The guarantee will be an unsecured and unsubordinated obligation of the Guarantor and will rank equally with all other existing and future unsubordinated indebtedness of the Guarantor. The notes and the guarantee will effectively rank junior to any future indebtedness of the Issuer and the Guarantor that is both secured and unsubordinated to the extent of the assets securing such indebtedness, and the notes will effectively rank junior to all indebtedness and other liabilities of the Issuer's subsidiaries.

GUARANTEE

     The Guarantor will fully and unconditionally guarantee to each holder and the Trustee, on an unsecured and unsubordinated basis, the full and prompt payment of principal of, premium, if any, and interest on the notes, when and as the same become due and payable, whether at maturity, upon redemption, by declaration of acceleration or otherwise.

NO SINKING FUND

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

CERTAIN COVENANTS

     Except as set forth below, neither the Issuer nor the Guarantor is restricted by the Indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its partnership interests or from purchasing or redeeming its partnership interests. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provisions that would require the Issuer to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events involving the Issuer which may adversely affect the creditworthiness of the debt securities.

     Limitations on Liens. The Guarantor will not, nor will it permit any Subsidiary (as defined below) to, create, assume, incur or suffer to exist any mortgage, lien, security interest, pledge, charge or other encumbrance ("liens") other than Permitted Liens (as defined below) upon any Principal Property (as defined below) or upon any shares of capital stock of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the Indenture or thereafter acquired, to secure any indebtedness for borrowed money ("debt") of the Guarantor or the Issuer or any other person (other than the notes), without in any such case making effective provision whereby all of the notes and other debt securities outstanding under the Indenture shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

     In the Indenture, the term "Subsidiary" means:

          (1) the Issuer; or

          (2) any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partners' equity interests (considering all partners' equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by the Guarantor, the Issuer or one or more of the other Subsidiaries of the Guarantor or the Issuer or combination thereof.

     "Permitted Liens" means:

          (1) liens upon rights-of-way for pipeline purposes;

          (2) any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

          (3) liens for taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity or amount of which is being contested at the time by the Guarantor or any Subsidiary in good faith by appropriate proceedings;

          (4) liens of, or to secure performance of, leases, other than capital leases; or any lien securing industrial development, pollution control or similar revenue bonds;

          (5) any lien upon property or assets acquired or sold by the Guarantor or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

          (6) any lien in favor of the Guarantor or any Subsidiary; or any lien upon any property or assets of the Guarantor or any Subsidiary in existence on the date of the execution and delivery of the Indenture;

          (7) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Guarantor or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

          (8) any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

          (9) liens in favor of any person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

          (10) any lien upon any property or assets created at the time of acquisition of such property or assets by the Guarantor or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

          (11) any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Guarantor or any Subsidiary and any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided that, in each case, such lien only encumbers the property or assets so acquired or owned by such person at the time such person becomes a Subsidiary;

          (12) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Guarantor or the applicable Subsidiary has not exhausted its appellate rights;

          (13) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (12) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Guarantor and its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

          (14) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Guarantor or any Subsidiary.

     "Principal Property" means, whether owned or leased on the date of the Indenture or thereafter acquired:

          (1) any pipeline assets of the Guarantor or any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, natural gas liquids, and petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

          (2) any processing or manufacturing plant or terminal owned or leased by the Guarantor or any Subsidiary that is located in the United States or any territory or political subdivision thereof, except, in the case of either of the foregoing clauses (1) or (2):

             (a) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

             (b) any such assets, plant or terminal which, in the opinion of the board of directors of the General Partner, is not material in relation to the activities of the Issuer or of the Guarantor and its Subsidiaries taken as a whole.

     Notwithstanding the preceding, under the Indenture, the Guarantor may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of the Guarantor, the Issuer or any other person (other than debt securities issued under the Indenture) other than a Permitted Lien without securing the debt securities, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets.

     "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets of the Guarantor and its Consolidated Subsidiaries after deducting therefrom:

          (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

          (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Guarantor and its consolidated subsidiaries for the Guarantor's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

     Restriction on Sale-Leasebacks. The Guarantor will not, and will not permit any Subsidiary to, engage in the sale or transfer by the Guarantor or any Subsidiary of any Principal Property to a person (other than the Issuer or a Subsidiary) and the taking back by the Guarantor or any Subsidiary, as the case may be, of a lease of such Principal Property (a "Sale-Leaseback Transaction"), unless:

          (1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

          (2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

          (3) the Guarantor or such Subsidiary would be entitled to incur debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the notes; or

          (4) the Guarantor or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any debt of the Guarantor or any Subsidiary that is not subordinated to the notes, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Guarantor or its Subsidiaries. "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

     Notwithstanding the preceding, under the Indenture the Guarantor may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the first paragraph under "-- Restriction on Sale-Leasebacks," provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding debt (other than debt securities issued under the Indenture) secured by liens other than Permitted Liens upon Principal Property, do not exceed 10% of Consolidated Net Tangible Assets.

     Merger, Consolidation or Sale of Assets. The Indenture provides that each of the Guarantor and the Issuer may, without the consent of the holders of any of the notes, consolidate with or sell, lease, convey all or substantially all of its assets to, or merge with or into, any partnership, limited liability company or corporation if:

          (1) the partnership, limited liability company or corporation formed by or resulting from any such consolidation or merger or to which such assets shall have been transferred (the "successor") is either the Guarantor or the Issuer, as applicable, or assumes all the Guarantor's or the Issuer's, as the case may be, obligations and liabilities under the Indenture and the notes (in the case of the Issuer) and the Guarantee (in the case of the Guarantor);

          (2) the successor is organized under the laws of the United States, any state or the District of Columbia;

          (3) immediately after giving effect to the transaction no Default or Event of Default shall have occurred and be continuing; and

          (4) the Issuer and the Guarantor have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the Indenture.

     The successor will be substituted for the Guarantor or the Issuer, as the case may be, in the Indenture with the same effect as if it had been an original party to the Indenture. Thereafter, the successor may exercise the rights and powers of the Guarantor or the Issuer, as the case may be, under the Indenture, in its name or in its own name. If the Guarantor or the Issuer sells or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the Indenture and under the notes (in the case of the Issuer) and the Guarantee (in the case of the Guarantor) except that no such release will occur in the case of a lease of all or substantially all of its assets.

EVENTS OF DEFAULT

     Each of the following is an Event of Default under the Indenture with respect to the notes:

          (1) default in any payment of interest on the notes when due, continued for 30 days;

          (2) default in the payment of principal of or premium, if any, on the notes when due at its stated maturity, upon optional redemption, upon declaration, upon required repurchase or otherwise;

          (3) failure by the Guarantor or the Issuer to comply for 60 days after notice with its other agreements contained in the Indenture;

          (4) certain events of bankruptcy, insolvency or reorganization of the Issuer or the Guarantor (the "bankruptcy provisions"); or

          (5) the Guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding or the Guarantor denies or disaffirms its obligations under the Indenture or the Guarantee.

However, a default under clause (3) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify the Issuer and the Guarantor of the default and such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

     If an Event of Default (other than an Event of Default described in clause
(4) above) occurs and is continuing, the Trustee by notice to the Issuer, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (4) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the notes unless:

          (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

          (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the notes. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to such reasonable indemnification as it may require against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if a Default (that is, an event that is, or after notice or the passage of time would be, an Event of Default) occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on the notes, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, an officers' certificate specifying any events which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Modifications and amendments of the Indenture may be made by the Issuer, the Guarantor and the Trustee with the consent of the holders of a majority in principal amount of all debt securities of each series affected thereby then outstanding under the Indenture (including consents obtained in connection with a tender offer or exchange offer for the notes). However, without the consent of each holder of outstanding notes, no amendment may, among other things:

          (1) reduce the amount of notes whose holders must consent to an amendment;

          (2) reduce the stated rate of or extend the stated time for payment of interest on any note;

          (3) reduce the principal of or extend the stated maturity of any note;

          (4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described above under "-- Optional Redemption" or any similar provision;

          (5) make any notes payable in money other than that stated in the notes;

          (6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's note on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's note;

          (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

          (8) release any security that may have been granted in respect of the notes; or

          (9) release the Guarantor or modify the guarantee in any manner adverse to the holders.

     The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all such holders, may waive compliance by the Issuer and the Guarantor with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee as provided in the Indenture, the holders of a majority in aggregate principal amount of the notes, on behalf of all such holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of all holders of the notes.

     Without the consent of any holder, the Issuer, the Guarantor and the Trustee may amend the Indenture to:

          (1) cure any ambiguity, omission, defect or inconsistency;

          (2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Guarantor or the Issuer under the Indenture;

          (3) provide for uncertificated notes in addition to or in place of certificated debt securities (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

          (4) add additional guarantees with respect to the notes;

          (5) secure the notes;

          (6) add to the covenants of the Guarantor or the Issuer for the benefit of the holders or surrender any right or power conferred upon the Guarantor or the Issuer;

          (7) make any change that does not adversely affect the rights of any holder; or

          (8) comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Issuer is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Issuer at any time may terminate all its obligations in respect of the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. If the Issuer exercises its legal defeasance option, the guarantee will terminate with respect to the notes.

     The Issuer at any time may terminate its obligations under covenants described under "-- Certain Covenants" (other than "Merger, Consolidation or Sale of Assets"), the bankruptcy provisions with respect to the Guarantor and the guarantee provision described under "-- Events of Default" above with respect to the notes ("covenant defeasance").

     The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4) (with respect only to the Guarantor) or (5) under "-- Events of Default" above.

     In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations (as defined in the Indenture) for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

BOOK-ENTRY SYSTEM

     We will issue the exchange notes in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with the Trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

     DTC has advised us as follows:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     - DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     - Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     - DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

     - Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

     - The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

     Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect participants' records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

     To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in the listing attached to the omnibus proxy).

     All payments on the global notes will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the Trustee on payment dates in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the Trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

     DTC may discontinue providing its service as securities depositary with respect to the notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

     Neither we nor the Trustee will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to participants or beneficial owners.

     So long as the notes are in DTC's book-entry system, secondary market trading activity in the notes will settle in immediately available funds. All payments on the notes issued as global notes will be made by us in immediately available funds.

NO RECOURSE AGAINST GENERAL PARTNER

     Our general partner and its directors, officers, employees and members, as such, shall have no liability for any obligations of the Guarantor or the Issuer under the notes, the Indenture or the guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the TIA, it must eliminate the conflict or resign as Trustee.

     The holders of a majority in principal amount of all outstanding notes (or if more than one series of debt securities under the Indenture is affected thereby, all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for the notes or all such series so affected.

     If an Event of Default occurs and is not cured under the Indenture and is known to the Trustee, the Trustee shall exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of notes unless they shall have offered to such Trustee reasonable security and indemnity.

     Wachovia Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the notes. Wachovia Bank, National Association is the Administrative Agent and a lender under the Issuer's credit facilities and the 364-day term loan. Wachovia Bank, National Association is also an affiliate of Wachovia Securities, Inc., an initial purchaser of the outstanding notes. Wachovia Securities, Inc. is also the sole arranger and sole book manager under the Issuer's credit facilities and is the lead manager and joint bookrunner under the 364-day term loan.

GOVERNING LAW

     The Indenture, the notes and the guarantee are governed by, and will be construed in accordance with, the laws of the State of New York.

                          FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of outstanding notes for exchange notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of exchange notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     We believe that the exchange of outstanding notes for exchange notes should not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the exchange notes as it had in the outstanding notes immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the Commission in no-action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for the outstanding notes if:

     - you acquire the exchange notes in the ordinary course of your business;
       and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

     You may not participate in the exchange offer if you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act;
       or

     - a broker-dealer that acquired outstanding notes directly from us.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. To date, the staff of the Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the effective date of the exchange offer registration statement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver this prospectus.

     If you wish to exchange exchange notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in "Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Exchange Offer -- Procedures for Tendering -- Your Representations to Us" in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such exchange notes.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market:

     - in negotiated transactions;

     - through the writing of options on the exchange notes or a combination of such methods of resale;

     - at market prices prevailing at the time of resale; and

     - at prices related to such prevailing market prices or negotiated prices.

     Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the effective date of this exchange offer registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Vinson & Elkins L.L.P. has issued an opinion about the legality of the exchange notes.

                                    EXPERTS

     The (i) consolidated financial statements and the related consolidated financial statement schedules of Enterprise Products Partners L.P. and Enterprise Products Operating L.P. and subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated by reference in this prospectus, and (ii) the balance sheet of Enterprise Products GP, LLC as of December 31, 2001, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein (each such report expresses an unqualified opinion and the reports for Enterprise Products Partners L.P. and Enterprise Products Operating L.P. each include an explanatory paragraph referring to a change in method of accounting for derivative instruments in 2001 as discussed in Note 13 to Enterprise Products Partners L.P.'s and in Note 11 of Enterprise Products Operating L.P.'s consolidated financial statements, respectively) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Mid-America Pipeline System and Seminole Pipeline Company as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 appearing in Enterprise Products Partners L.P. and Enterprise Products Operating L.P.'s Current Report on Form 8-K/A (Amendment No. 1) filed September 26, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Enterprise Products Partners L.P. and Enterprise Products Operating L.P. file annual, quarterly and current reports and other information with the Commission. Enterprise Products Partners L.P. and Enterprise Products Operating L.P. filed separate Annual Reports on Form 10-K for the fiscal year ended December 31, 2001. All subsequent reports of Enterprise Products Operating L.P. filed with the Commission are combined with those filed by Enterprise Products Partners L.P. You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. Our filings are also available to the public at the Commission's web site at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10002.

     We incorporate by reference in this prospectus the following documents we filed with the Commission pursuant to the Securities Exchange Act:

     - Enterprise Products Partners L.P.'s and Enterprise Products Operating L.P.'s Annual Reports on Form 10-K for the fiscal year ended December 31, 2001 (excluding Item 8 information for Enterprise Products Partners L.P.);

     - our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

     - our Current Report on Form 8-K filed with the Commission on August 12, 2002, as amended by our Current Report on Form 8-K/A (Amendment No. 1) filed with the Commission on September 26, 2002; and

     - our Current Reports on Form 8-K filed with the Commission on February 8, 2002, February 28, 2002, April 2, 2002 (excluding Item 9 information), August 12, 2002 (excluding Item 9 information), September 27, 2002, October 2, 2002, October 3, 2002, December 11, 2002, December 17, 2002 (excluding Item 9 information), December 31, 2002 and January 10, 2003.

     We also incorporate by reference any future filings made by us with the Commission pursuant to Sections 12(a), 13(c), 14 or 15(s) of the Exchange Act (other than Current Reports furnished under Item 9 of Form 8-K) until the termination of the offering made by this prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     This prospectus, which is a part of the exchange offer registration statement, does not contain all of the information found in the exchange offer registration statement. You should refer to the exchange offer registration statement, including its exhibits and schedules, for further information. You may obtain a copy of any or all of this information, the exchange offer registration statement and the Commission filings without charge, by request directed to us at the following address and telephone number: Enterprise Products Operating L.P., 2727 North Loop West, Suite 700, Houston, Texas 77008-1038; telephone number: (713) 880-6812.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains various forward-looking statements and information that are based on our belief and those of our general partner, as well as assumptions made by and information currently available to us. When used in this prospectus, words such as "anticipate," "project," "expect," "plan," "goal," "forecast," "intend," "could," "believe," "may," and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those we anticipate, estimate, project or expect. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

     - competitive practices in the industries in which we compete;

     - fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

     - operational and systems risks;

     - environmental liabilities that are not covered by indemnity or insurance;

     - the impact of current and future laws and governmental regulations (including environmental regulations) affecting the midstream energy industry in general and our NGL and natural gas operations in particular;

     - the loss of a significant customer;

     - the use of financial instruments to hedge commodity and other risks that prove to be economically ineffective; and

     - failure to complete one or more new projects on time or within budget.

     You should not put undue reliance on any forward-looking statements.

     When considering forward-looking statements, please review carefully the risk factors described under "Risk Factors" in this prospectus.

                                    ANNEX A
                             LETTER OF TRANSMITTAL
                                   TO TENDER
               OUTSTANDING 6.375% SERIES A SENIOR NOTES DUE 2013
                                       OF

                       ENTERPRISE PRODUCTS OPERATING L.P.
    PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS DATED              , 2003

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON           , 2003 (THE "EXPIRATION DATE"), UNLESS THE EXCHANGE OFFER IS
EXTENDED BY THE COMPANY.

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                      WACHOVIA BANK, NATIONAL ASSOCIATION

                          Customer Information Center
                      Corporate Trust Operations -- NC1153
                        1525 West W.T. Harris Blvd., 3C3
                        Charlotte, North Carolina 28288.
                           Facsimile: (704) 590-7628.

     IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 6.375% SERIES A SENIOR NOTES DUE 2013 (THE "OUTSTANDING NOTES") FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF 6.375% SERIES B SENIOR NOTES DUE 2013 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE BY CAUSING AN AGENT'S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.
                             ---------------------

     The undersigned hereby acknowledges receipt and review of the prospectus,
dated           , 2003 (the "Prospectus"), of Enterprise Products Operating
L.P., a Delaware limited partnership (the "Operating Partnership"), and this Letter of Transmittal (the "Letter of Transmittal"), which together describe the Operating Partnership's offer (the "Exchange Offer") to exchange its 6.375% Series B Senior Notes due 2013 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 6.375% Series A Senior Notes due 2013 (the "Outstanding Notes"). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

     The Operating Partnership reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Operating Partnership shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program ("ATOP") of the Depository Trust Company ("DTC") pursuant to the procedures set forth in the prospectus under the caption "The Exchange Offer -- Procedures for Tendering." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer generated message known as an "agent's message" to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent's message under the ATOP procedures that confirms that:

     - DTC has received your instructions to tender your Outstanding Notes; and

     - You agree to be bound by the terms of this Letter of Transmittal.

     BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

     1. By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

     2. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Operating Partnership to be necessary or desirable to complete the tender of Outstanding Notes.

     3. You understand that the tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Operating Partnership as to the terms and conditions set forth in the Prospectus.

     4. By tendering Outstanding Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "Commission"), including Exxon Capital Holdings Corp., Commission No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993), that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Operating Partnership to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the "Securities Act") and any such holder that is an "affiliate" of the Operating Partnership or Enterprise Products Partners L.P. (the "Partnership") within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such Exchange Notes.

     5. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

          a. the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

          b. neither you nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes;

          c. neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes; and

          d. neither the holder nor any such other person is an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Operating Partnership or the Partnership.

     6. You may, if you are unable to make all of the representations and warranties contained in paragraph 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of January 22, 2003 (the "Registration Rights Agreement"), by and among the Operating Partnership, the Partnership and the Initial Purchaser (as defined therein). Such election may be made only by notifying the Operating Partnership in writing at 2727 North Loop West, Houston, Texas 77008-1037, Attention: Chief Financial Officer. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Operating Partnership, each of the directors of Enterprise Products GP, LLC, the general partner of the Operating Partnership (the "General Partner"), each of the officers of the General Partner who signs such shelf registration statement on behalf of the Operating Partnership, each person who controls the Operating Partnership within the meaning of either the Securities Act or the Securities Exchange Act of

1934, as amended (the "Exchange Act"), and each other holder of Outstanding Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

     7. If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

     8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

                                  INSTRUCTIONS

         FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. BOOK-ENTRY CONFIRMATIONS.

     Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of Outstanding Notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as an agent's message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date.

2. PARTIAL TENDERS.

     Tenders of Outstanding Notes will be accepted only in denominations of $1,000 and integral multiples of $1,000. THE ENTIRE PRINCIPAL AMOUNT OF OUTSTANDING NOTES DELIVERED TO THE EXCHANGE AGENT WILL BE DEEMED TO HAVE BEEN TENDERED UNLESS OTHERWISE COMMUNICATED TO THE EXCHANGE AGENT. IF THE ENTIRE PRINCIPAL AMOUNT OF ALL OUTSTANDING NOTES IS NOT TENDERED, THEN OUTSTANDING NOTES FOR THE PRINCIPAL AMOUNT OF OUTSTANDING NOTES NOT TENDERED AND EXCHANGE NOTES ISSUED IN EXCHANGE FOR ANY OUTSTANDING NOTES ACCEPTED WILL BE DELIVERED TO THE HOLDER VIA THE FACILITIES OF DTC PROMPTLY AFTER THE OUTSTANDING NOTES ARE ACCEPTED FOR EXCHANGE.

3. VALIDITY OF TENDERS.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Operating Partnership, in its sole discretion, which determination will be final and binding. The Operating Partnership reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Operating Partnership, be unlawful. The Operating Partnership also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Operating Partnership's interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Operating Partnership shall determine. Although the Operating Partnership intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Operating Partnership, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Enterprise Products Partners' partnership agreement provides that Enterprise Products Partners will indemnify (i) Enterprise Products GP, (ii) any departing general partner, (iii) any person who is or was an affiliate of Enterprise Products GP or any departing general partner, (iv) any person who is or was a member, partner, officer director, employee, agent or trustee of Enterprise Products GP or any departing general partner or any affiliate of Enterprise Products GP or any departing general partner or (v) any person who is or was serving at the request of Enterprise Products GP or any departing general partner or any affiliate of any such person, any affiliate of Enterprise Products GP or any fiduciary or trustee of another person (each, a "Partnership Indemnitee"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee; provided that in each case the Partnership Indemnitee acted in good faith and in a manner that such Partnership Indemnitee reasonably believed to be in or not opposed to the best interests of Enterprise Products Partners and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of Enterprise Products Partners, and Enterprise Products GP shall not be personally liable for, or have any obligation to contribute or lend funds or assets to Enterprise Products Partners to enable it to effectuate, such indemnification. Enterprise Products Partners is authorized to purchase (or to reimburse Enterprise Products GP or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Enterprise Products Partners' activities, regardless of whether Enterprise Products Partners would have the power to indemnify such person against such liabilities under the provisions described above.

     Enterprise Products Operating's partnership agreement provides that Enterprise Products Operating will indemnify (i) Enterprise Products GP, (ii) any departing general partner, (iii) any person who is or was an affiliate of Enterprise Products GP or any departing general partner, (iv) any person who is or was a member, partner, officer director, employee, agent or trustee of Enterprise Products GP or any departing general partner or any affiliate of Enterprise Products GP or any departing general partner or (v) any person who is or was serving at the request of Enterprise Products GP or any departing general partner or any affiliate of any such person, any affiliate of Enterprise Products GP or any fiduciary or trustee of another person (each, an "Operating Partnership Indemnitee"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Operating Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Operating Partnership Indemnitee; provided that in each case the Operating Partnership Indemnitee acted in good faith and in a manner that such Operating Partnership Indemnitee reasonably believed to be in or not opposed to the best interests of Enterprise Products Operating and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Operating Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of Enterprise Products Operating, and Enterprise Products GP shall not be personally liable for, or have any obligation to contribute or lend funds or assets to Enterprise Products Operating to enable it to effectuate, such indemnification. Enterprise Products Operating is authorized to purchase (or to reimburse Enterprise Products GP or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Enterprise Products Operating's activities, regardless of whether Enterprise Products Operating would have the power to indemnify such person against such liabilities under the provisions described above.

     Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Enterprise Products GP provides for the indemnification of (i) present or former members of the Board of Directors Enterprise Products GP or any committee thereof, (ii) present or former officers, employees, partners, agents or trustees of the Enterprise Products GP or (iii) persons serving at the request of the Enterprise Products GP in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii) (each, a "General Partner Indemnitee") to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person's status as a General Partner Indemnitee; provided, that in each case the General Partner Indemnitee acted in good faith and in a manner which such General Partner Indemnitee believed to be in, or not opposed to, the best interests of the Enterprise Products GP and, with respect to any criminal proceeding, had no reasonable cause to believe such General Partner Indemnitee's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the General Partner Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to these provisions shall be made only out of the assets of Enterprise Products GP. Enterprise Products GP is authorized to purchase and maintain insurance, on behalf of the members of its Board of Directors, its officers and such other persons as the Board of Directors may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of Enterprise Products GP, regardless of whether Enterprise Products GP would have the power to indemnify such person against such liability under the provisions of its limited liability company agreement.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Enterprise Products Partners, Enterprise Products Operating or Enterprise Products GP as set forth above, Enterprise Products Partners, Enterprise Products Operating and Enterprise Products GP have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

     Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

     (b) Financial Statement Schedules:

     Incorporated herein by reference to Item 8 of Enterprise Products Partners L.P.'s Annual Report on Form 10-K for the year ended December 31, 2001 and to
Item 8 of Enterprise Products Operating L.P.'s Annual Report on Form 10-K for the year ended December 31, 2001.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants, we have been advised that in the opinion of the Commission such indemnification is against public policy and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Each Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-4 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 28, 2003.

                                          ENTERPRISE PRODUCTS PARTNERS L.P.

                                          By: ENTERPRISE PRODUCTS GP, LLC
                                              As General Partner

                                          By: /s/ O. S. ANDRAS
                                            ------------------------------------
                                              O. S. Andras
                                              President and Chief Executive
                                              Officer

                                          ENTERPRISE PRODUCTS OPERATING L.P.

                                          By: ENTERPRISE PRODUCTS GP, LLC
                                              As General Partner

                                          By: /s/ O. S. ANDRAS
                                            ------------------------------------
                                              O. S. Andras
                                              President and Chief Executive
                                              Officer

                                   SIGNATURES

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below and constitutes and appoints Richard H. Bachmann and Michael A. Creel and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on the 28th day of January, 2003.

                     SIGNATURE                                             TITLE
                     ---------                                             -----
                                                              (OF ENTERPRISE PRODUCTS GP, LLC)

                 /s/ DAN L. DUNCAN                           Chairman of the Board and Director
--------------------------------------------------
                   Dan L. Duncan


                 /s/ O. S. ANDRAS                     President, Chief Executive Officer and Director
--------------------------------------------------             (Principal Executive Officer)
                   O. S. Andras


              /s/ RICHARD H. BACHMANN                  Executive Vice President, Chief Legal Officer
--------------------------------------------------                      and Director
                Richard H. Bachmann


               /s/ MICHAEL A. CREEL                     Executive Vice President and Chief Financial
--------------------------------------------------         Officer (Principal Financial Officer)
                 Michael A. Creel


               /s/ MICHAEL J. KNESEK                      Vice President, Controller and Principal
--------------------------------------------------                   Accounting Officer
                 Michael J. Knesek


               /s/ RANDA D. WILLIAMS                                      Director
--------------------------------------------------
                 Randa D. Williams


                                                                          Director
--------------------------------------------------
                  Jorn A. Berget


            /s/ DR. RALPH S. CUNNINGHAM                                   Director
--------------------------------------------------
              Dr. Ralph S. Cunningham


                                                                          Director
--------------------------------------------------
                 Jerelyn R. Eagan


                                                                          Director
--------------------------------------------------
              Augustus Y. Noojin, III


             /s/ LEE W. MARSHALL, SR.                                     Director
--------------------------------------------------
               Lee W. Marshall, Sr.


               /s/ RICHARD S. SNELL                                       Director
--------------------------------------------------
                 Richard S. Snell

                               INDEX TO EXHIBITS

EXHIBIT
NO.                                     DESCRIPTION
-------                                 -----------
  2.1     --    Purchase and Sale Agreement between Coral Energy, LLC and
                Enterprise Products Operating L.P. dated September 22, 2000
                (incorporated by reference to Exhibit 10.1 to Form 8-K filed
                September 26, 2000).
  2.2     --    Purchase and Sale Agreement dated January 16, 2002 by and
                between Diamond-Koch, L.P. and Diamond-Koch III, L.P. and
                Enterprise Products Texas Operating L.P. (incorporated by
                reference to Exhibit 10.1 to Form 8-K filed February 8,
                2002).
  2.3     --    Purchase and Sale Agreement dated January 31, 2002 by and
                between D-K Diamond-Koch, L.L.C., Diamond-Koch, L.P. and
                Diamond-Koch III, L.P. as Sellers and Enterprise Products
                Operating L.P. as Buyer (incorporated by reference to
                Exhibit 10.2 to Form 8-K filed February 8, 2002).
  2.4     --    Purchase Agreement by and between E-Birchtree, LLC and
                Enterprise Products Operating L.P. dated July 31, 2002
                (incorporated by reference to Exhibit 2.2 to Form 8-K filed
                August 12, 2002).
  2.5     --    Purchase Agreement by and between E-Birchtree, LLC and
                E-Cypress, LLC dated July 31, 2002 (incorporated by
                reference to Exhibit 2.1 to Form 8-K filed August 12, 2002).
  3.1     --    First Amended and Restated Limited Liability Company
                Agreement of Enterprise Products GP dated as of September
                17, 1999 (incorporated by reference to Exhibit 99.8 to Form
                8-K/A-1 filed October 27, 1999).
  3.2     --    Third Amended and Restated Agreement of Limited Partnership
                of Enterprise Products Partners L.P. dated as of May 15,
                2002 (incorporated by reference to Exhibit 3.3 to Form 10-Q filed August 13, 2002).
  3.3     --    Amendment No. 1 to Third Amended and Restated Agreement of
                Limited Partnership of Enterprise Products Partners L.P.
                dated August 7, 2002 (incorporated by reference to Exhibit
                3.4 to Form 10-Q filed August 13, 2002).
  3.4     --    Amendment No. 2 to Third Amended and Restated Agreement of
                Limited Partnership of Enterprise Products Partners L.P.
                dated December 17, 2002 (incorporated by reference to
                Exhibit 3.5 to Form 8-K filed December 17, 2002).
  3.5     --    Amended and Restated Agreement of Limited Partnership of
                Enterprise Products Operating L.P. dated as of July 31, 1998
                (incorporated by reference to Exhibit 3.2 to Registration
                Statement on Form S-1/A filed July 21, 1998).
  4.1     --    Indenture dated as of March 15, 2000, among Enterprise
                Products Operating L.P., as Issuer, Enterprise Products
                Partners L.P., as Guarantor, and First Union National Bank,
                as Trustee (incorporated by reference to Exhibit 4.1 to Form
                8-K filed March 10, 2000).
  4.2*    --    First Supplemental Indenture dated as of January 22, 2003, among Enterprise Products Operating L.P., Enterprise
                Products Partners L.P. and Wachovia Bank, National
                Association.
  4.3*    --    Global Note representing $350 million principal amount of
                6.375% Series A Senior Notes due 2013 with attached
                Guarantee.
  4.4*    --    Form of Global Note representing $350 million principal
                amount of 6.375% Series B Senior Notes due 2013 with
                attached Guarantee (included in Exhibit 4.2).
  4.5*    --    Registration Rights Agreement dated as of January 22, 2003, by and among Enterprise Products Operating L.P., Enterprise
                Products Partners L.P. and the Initial Purchasers named
                herein.
  4.6     --    Global Note representing $350 million principal amount of
                8.25% Senior Notes due 2005 (incorporated by reference to
                Exhibit 4.2 to Form 8-K filed March 10, 2000).
  4.7     --    Global Note representing $400 million principal amount of
                7.50% Senior Notes due 2011. Global Note representing $50
                million principal amount of 7.50% Senior Notes due 2011
                (incorporated by reference to Exhibit 4.1 to Form 8-K filed
                January 25, 2001).
  4.8     --    $250 Million Multi-Year Revolving Credit Facility dated
                November 17, 2000, among Enterprise Products Operating L.P.,
                First Union National Bank, as Administrative Agent, Bank
                One, NA, as Documentation Agent, the Chase Manhattan Bank,
                as Syndication Agent, and the several banks from time to
                time parties thereto, with First Union Securities, Inc. and
                Chase Securities Inc. as Joint Lead Arrangers and Joint Book
                Managers (incorporated by reference to Exhibit 4.2 to Form
                8-K filed January 24, 2001).

EXHIBIT
NO.                                     DESCRIPTION
-------                                 -----------
  4.9     --    $150 Million 364-Day Revolving Credit Facility dated
                November 17, 2000, among Enterprise Products Operating L.P.,
                First Union National Bank, as Administrative Agent, Bank
                One, NA, as Documentation Agent, the Chase Manhattan Bank,
                as Syndication Agent, and the several banks from time to
                time parties thereto, with First Union Securities, Inc. and
                Chase Securities Inc. as Joint Lead Arrangers and Joint Book
                Managers (incorporated by reference to Exhibit 4.3 to Form
                8-K filed January 24, 2001).
  4.10    --    Guaranty Agreement dated November 17, 2000, by Enterprise
                Products Partners L.P. in favor of First Union National
                Bank, as Administrative Agent, with respect to the $250
                Million Multi-Year Revolving Credit Facility (incorporated by reference to Exhibit 4.4 to Form 8-K filed January 24,
                2001).
  4.11    --    Guaranty Agreement dated November 17, 2000, by Enterprise
                Products Partners L.P. in favor of First Union National
                Bank, as Administrative Agent, with respect to the $150
                Million 364-Day Revolving Credit Facility (incorporated by reference to Exhibit 4.5 to Form 8-K filed January 24,
                2001).
  4.12    --    First Amendment to Multi-Year Revolving Credit Facility
                dated April 19, 2001 (incorporated by reference to Exhibit
                4.12 to Form 10-Q filed May 14, 2001).
  4.13    --    Second Amendment to Multi-Year Revolving Credit Facility
                dated April 14, 2002 (incorporated by reference to Exhibit
                4.14 to Form 10-Q filed May 14, 2002).
  4.14    --    Third Amendment to Multi-Year Revolving Credit Facility
                dated July 31, 2002 (incorporated by reference to Exhibit
                4.1 to Form 8-K filed August 12, 2002).
  4.15    --    Fourth Amendment to Multi-Year Revolving Credit Facility
                dated effective as of November 15, 2002 (incorporated by
                reference to Exhibit 4.21 to Form 10-Q filed November 13,
                2002).
  4.16    --    First Amendment to 364-Day Revolving Credit Facility dated
                November 6, 2001 to be effective as of November 16, 2001
                (incorporated by reference to Exhibit 4.13 to Form 10-K
                filed March 21, 2002).
  4.17    --    Second Amendment to 364-Day Revolving Credit Facility dated
                April 24, 2002 (incorporated by reference to Exhibit 4.15 to
                Form 10-K filed May 14, 2002).
  4.18    --    Third Amendment to 364-Day Revolving Credit Facility dated
                July 31, 2002 (incorporated by reference to Exhibit 4.2 to
                Form 8-K filed August 12, 2002).
  4.19    --    Contribution Agreement dated September 17, 1999
                (incorporated by reference to Exhibit "B" to Schedule 13D
                filed September 27, 1999 by Tejas Energy, LLC).
  4.20    --    Registration Rights Agreement dated September 17, 1999
                (incorporated by reference to Exhibit "E" to Schedule 13D
                filed September 27, 1999 by Tejas Energy, LLC).
  4.21    --    Unitholder Rights Agreement dated September 17, 1999
                (incorporated by reference to Exhibit "C" to Schedule 13D
                filed September 27, 1999 by Tejas Energy, LLC).
  5.1*    --    Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
  8.1*    --    Opinion of Vinson & Elkins L.L.P. relating to tax matters
                (included in Exhibit 5.1).
 10.1     --    $1.2 Billion 364-Day Term Credit Facility dated as of July
                31, 2002, among Enterprise Products Operating Partnership
                L.P., Wachovia Bank, National Association, as Administrative
                Agent, Lehman Commercial Paper Inc., as Co-Syndication
                Agent, Royal Bank of Canada, as Co-Syndication Agent and
                Arranger, with Wachovia Securities, Inc. and Lehman Brothers
                Inc., as Lead Arrangers and Joint Bookrunners and RBC
                Capital Markets, as Arranger (incorporated by reference to
                Exhibit 4.3 to Form 8-K filed August 12, 2002).
 10.2     --    Guaranty Agreement dated as of July 31, 2002 by Enterprise
                Products Partners L.P. in favor of Wachovia Bank, National
                Association, as Administrative Agent, with respect to the
                $1.2 Billion 364-Day Term Credit Facility (incorporated by reference to Exhibit 4.4 to Form 8-K filed August 12, 2002).
 10.3*    --    EPCO Agreement among Enterprise Products Partners L.P.,
                Enterprise Products Operating L.P., Enterprise Products GP,
                LLC and Enterprise Products Company dated July 31, 1998.
 10.4     --    Transportation Contract between Enterprise Products
                Operating L.P. and Enterprise Transportation Company dated
                June 1, 1998 (incorporated by reference to Exhibit 10.3 to
                Registration Statement Form S-1/A filed July 8, 1998).
 10.5     --    Partnership Agreement among Sun BEF, Inc., Liquid Energy
                Fuels Corporation and Enterprise Products Company dated May
                1, 1992 (incorporated by reference to Exhibit 10.5 to
                Registration Statement on Form S-1 filed May 13, 1998).

EXHIBIT
NO.                                     DESCRIPTION
-------                                 -----------
 10.6     --    Propylene Facility and Pipeline Agreement between Enterprise
                Petrochemical Company and Hercules Incorporated dated
                December 13, 1978 (incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-1 filed May 13, 1998).
 10.7     --    Restated Operating Agreement for the Mont Belvieu
                Fractionation Facilities Chambers County, Texas among
                Enterprise Products Company, Texaco Producing Inc., El Paso
                Hydrocarbons Company and Champlin Petroleum Company dated
                July 17, 1985 (incorporated by reference to Exhibit 10.10 to
                Registration Statement on Form S-1/A filed July 8, 1998).
 10.8     --    Amendment to Propylene Facility and Pipeline Agreement and
                Propylene Sales Agreement between HIMONT U.S.A., Inc. and
                Enterprise Products Company dated January 1, 1993
                (incorporated by reference to Exhibit 10.12 to Registration
                Statement on Form S-1/A filed July 8, 1998).
 10.9     --    Amendment to Propylene Facility and Pipeline Agreement and
                Propylene Sales Agreement between HIMONT U.S.A., Inc. and
                Enterprise Products Company dated January 1, 1995.
                (incorporated by reference to Exhibit 10.13 to Registration
                Statement on Form S-1/A filed July 8, 1998).
 10.10    --    Fourth Amendment to Conveyance of Gas Processing Rights
                among Tejas Natural Gas Liquids, LLC and Shell Oil Company,
                Shell Exploration & Production Company, Shell Offshore Inc.,
                Shell Deepwater Development Inc., Shell Land & Energy
                Company and Shell Frontier Oil & Gas Inc. dated August 1,
                1999 (incorporated by reference to Exhibit 10.14 to Form
                10-Q filed November 15, 1999).
 10.11    --    Fifth Amendment to Conveyance of Gas Processing Rights dated as of April 1, 2001 among Enterprise Gas Processing, LLC,
                Shell Oil Company, Shell Exploration & Production Company,
                Shell Offshore Inc., Shell Consolidated Energy Resources,
                Inc., Shell Land & Energy Company and Shell Frontier Oil &
                Gas, Inc. (incorporated by reference to Exhibit 10.13 to
                Form 10-Q filed August 13, 2001).
 10.12    --    Enterprise Products Company 1998 Long-Term Incentive Plan
                (incorporated by reference to Exhibit 10.1 to Registration
                Statement on Form S-8 filed May 12, 2000).
 10.13    --    Form of Option Agreement under the 1998 Long-Term Incentive
                Plan (incorporated by reference to Exhibit 10.3 to
                Registration Statement on Form S-8 filed May 12, 2000).
 12.1     --    Computation of ratio of earnings to fixed charges for the
                nine months ended September 30, 2002 and each of the five
                years ended December 31, 2001, 2000, 1999, 1998 and 1997 for
                Enterprise Products Partners L.P. (incorporated by reference to Exhibit 12.1 to Form 10-Q filed November 13, 2002).
 12.2     --    Computation of ratio of earnings to fixed charges for the
                nine months ended September 30, 2002 and each of the five
                years ended December 31, 2001, 2000, 1999, 1998 and 1997 for
                Enterprise Products Operating L.P. (incorporated by
                reference to Exhibit 12.2 to Form 10-Q filed November 13,
                2002).
 21.1*    --    List of Subsidiaries of the Registrants.
 23.1*    --    Consent of Deloitte & Touche LLP.
 23.2*    --    Consent of Ernst & Young LLP.
 23.3*    --    Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
 24.1     --    Power of Attorney for Enterprise Products Operating L.P.
                (included on signature page).
 24.2     --    Power of Attorney for Enterprise Products Partners L.P.
                (included on signature page).
 25.1*    --    Form T-1 Statement of Eligibility of Trustee.

---------------

* Filed herewith.